Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Fourth Quarter and Year-End 2009 Operating Results

NORTH MIAMI BEACH, FL; March 4, 2010 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and twelve months ended December 31, 2009.

Quarterly Highlights

•	Fourth quarter FFO was $0.28 per diluted share compared to $0.19 per diluted share last year
•	Same property NOI decreased by 2.0%
•	Occupancy was 90.3%, unchanged from September 30, 2009 on a same-property basis
•	Closed on $250 million of five-year, 6.25% senior notes
•	Appointed as receiver of The Piers in New Port Richey, Florida
•	Executed a solar energy agreement at four shopping centers in the Northeast

“Overall, we are pleased with our fourth quarter and full year performance during 2009 and believe our relative stability reflects our focus on operating fundamentals,” said Jeff Olson, Chief Executive Officer of Equity One. “During the year, we were able to take advantage of value enhancing transactions both in our investing activities and on the acquisition front.   We were able to close strategically important acquisitions like Westbury Plaza and the adjacent land parcel at a time when many real estate companies were challenged by the economy.”

Subsequent to December 31, 2009, the company:

•
Built an acquisition pipeline of approximately $68 million, including Copps Hill Plaza, a grocery-anchored shopping center in Ridgefield, Connecticut, and a Publix anchored shopping center in Broward County, Florida

•	Acquired 766,573 additional shares of DIM Vastgoed, N.V. (“DIM”)
•	Expanded the total commitments under Equity One's existing line of credit by $45 million, increasing the line capacity to $272 million
•	Was appointed as receiver for The Shoppes at Lake Bryan in Hillsboro County, Florida

Financial Highlights

In the fourth quarter 2009, Equity One generated Funds From Operations (FFO) of $24.6 million, or $0.28 per diluted share, as compared to FFO for the same period in 2008 of $14.4 million, or $0.19 per diluted share.  The fourth quarter 2009 FFO results include the following items:

•	$1.7 million, or $0.02 per diluted share, of gain on sale of two outparcels;
•	$1.6 million, or $0.02 per diluted share, of income tax benefit related to a non-cash valuation adjustment to a deferred tax asset; and
•	$0.8 million, or $0.01 per diluted share, from general and administrative expenses incurred by DIM related to its exploration of a rights offering

For the twelve months ended December 31, 2009, Equity One reported FFO of $143.0 million, or $1.71 per diluted share, which includes one-time items of $0.33 per diluted share pertaining to the bargain purchase gain from our acquisition of a controlling stake of DIM in the first quarter and $0.08 of gains from our investment in equity securities recorded in the third quarter.  FFO for the calendar year ended 2008 was $60.4 million, or $0.81 per diluted share, including $32.8 million, or $0.44 per diluted share, of non-cash impairment losses related to our investment in DIM and $4.3 million, or $0.06 per diluted share, in non-cash impairment losses primarily related to pre-development costs and goodwill impairment.

Net income attributable to Equity One was $9.3 million and earnings per diluted share was $0.10 for the quarter ended December 31, 2009 as compared to net income of $6.1 million, or $0.08 per diluted share, for fourth quarter 2008.  For the twelve months ended December 31, 2009, net income attributable to Equity One was $83.8 million, or $0.99 per diluted share.  This compares to net income attributable to Equity One of $35.0 million, or $0.47 per diluted share, for the twelve months ended December 31, 2008. The 2008 results for the twelve months included $21.5 million of gains from the sale of nine properties to our joint venture with Global Retail Investors, LLC and the DIM non-cash impairment charge of $32.8 million.  The full year 2009 results include $27.5 million of a bargain purchase gain related to our acquisition of a controlling stake in DIM.

Operating Highlights

As of December 31, 2009, occupancy for the company’s consolidated portfolio remained unchanged from September 30, 2009 at 90.3% and was down 180 basis points as compared to December 31, 2008.

Same-property net operating income declined 2.0% for the fourth quarter of 2009 and 3.0% for the full year compared to the same periods in 2008. The declines were primarily due to lower occupancy, the impact of rent reductions granted to tenants and higher bad debt and tenant legal expenses.

During the fourth quarter of 2009, the company executed 41 new leases in its core portfolio totaling 137,140 square feet at an average rental rate of $13.76 per square foot, representing a 7.9% decrease from prior rents on a same-space cash basis.  Also during the fourth quarter, the company renewed 92 leases in its core portfolio for 288,317 square feet for an average rental rate decline of 5.4% to $12.12 per square foot on a cash basis.  In addition, the company renewed five leases in its core portfolio for 70,021 square feet subject to tenant renewal options for an average rental rate increase of 7.8% to $6.38 per square foot on a cash basis.

Acquisition Activity

During the fourth quarter, the company acquired Westbury Plaza, a 398,602 square foot shopping center located in Westbury, New York, anchored by Costco, Wal-Mart and Sports Authority for approximately $103.7 million.   In addition, the company acquired a 22 acre land parcel for $24.5 million adjacent to Westbury Plaza for the development of a proposed shopping center.

Development and Redevelopment Activities

At December 31, 2009, Equity One had approximately $43.9 million of active development projects and approximately $7 million of redevelopment projects underway.  The estimated remaining cost to complete these projects is approximately $17.2 million. Costs to develop the Westbury site are not included in these amounts as such costs have not yet been determined given the preliminary stages of the design plan.

Balance Sheet Highlights

At December 31, 2009, Equity One’s total market capitalization (including debt and equity) equaled $2.6 billion, comprising 86.9 million shares of common stock outstanding (on a fully diluted basis) valued at $1.4 billion and $1.2 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 46.0%.  In addition, the company had approximately $48.0 million of cash on hand at December 31, 2009 with no amounts drawn on any of its revolving credit facilities.

FFO and Earnings Guidance

During 2010, the company will continue to focus on managing the quality of its balance sheet while seeking acquisition opportunities in selected markets.  Equity One is providing 2010 FFO initial guidance of $1.02 to $1.10 per diluted share.  The following key assumptions and expectations are included as part of this FFO guidance:

-	Same property NOI of 0 to -3% for the year;
-	Occupancy will be flat to down 100 basis points;
-	Core acquisitions of $150 to $200 million financed by a combination of debt and equity;
-	Gains on the sales of outparcels of approximately $3.0 million

The following table provides the reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the full year 2010:

	Low	High
Estimated net income attributable to Equity One	$0.33	$0.41
Adjustments:
Rental property depreciation and amortization including pro rata share of joint ventures and DIM	0.69	0.69
Estimated FFO attributable to Equity One	$1.02	$1.10

First Quarter 2010 Dividend Declared

On March 2, 2010, the Company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending March 31, 2010, payable on March 31, 2010 to stockholders of record on March 15, 2010.  The $0.22 per share dividend represents an annualized rate of $0.88 per share.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Friday, March 5, 2010 at 9:00 a.m. EDT to review the 2009 fourth quarter and full year earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing (800) 510-9661 (U.S./Canada) or (617) 614-3452 (international) using pass code 47507225. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 67593455 through March 12, 2010.

FOR ADDITIONAL INFORMATION

For a copy of our fourth quarter supplemental information package, please access the “Investors” section of our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Michele Villano at mvillano@equityone.net.

ABOUT EQUITY ONE, INC.

As of December 31, 2009, Equity One owned or had interests in 182 properties, consisting of 168 shopping centers comprising approximately 19.0 million square feet, three projects in development/redevelopment, six non-retail properties, and five parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2009 and 2008
(In thousands, except per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Properties:
Income producing	$2,433,431	$1,900,513
Less: accumulated depreciation	(240,172)	(196,151)
Income producing property, net	2,193,259	1,704,362
Construction in progress and land held for development	68,866	74,371
Properties, net	2,262,125	1,778,733

Cash and cash equivalents	47,970	5,355
Accounts and other receivables, net	9,806	12,209
Investment and advances to unconsolidated joint ventures	11,524	11,745
Securities	820	160,585
Goodwill	11,477	11,845
Other assets	108,598	55,791
TOTAL ASSETS	$2,452,320	$2,036,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$551,647	$371,077
Unsecured revolving credit facilities	-	35,500
Unsecured senior notes payable	691,136	657,913
	1,242,783	1,064,490
Unamortized/unaccreted (discount) premium on notes payable	(25,892)	5,225
Total notes payable	1,216,891	1,069,715

Other liabilities
Accounts payable and accrued expenses	33,251	27,778
Tenant security deposits	9,180	8,908
Deferred tax liabilities, net	50,059	1,409
Other liabilities	54,237	17,966
Total liabilities	1,363,618	1,125,776

Redeemable noncontrolling interest	989	989

Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 100,000 shares authorized 86,131 and 76,198 shares issued and outstanding for 2009 and 2008, respectively	861	762
Additional paid-in capital	1,110,427	967,514
Distributions in excess of earnings	(46,810)	(36,617)
Contingent consideration	323	-
Accumulated other comprehensive loss	(266)	(22,161)
Total stockholders’ equity of Equity One, Inc.	1,064,535	909,498

Noncontrolling interest	23,178	-
Total stockholders equity	1,087,713	909,498

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,452,320	$2,036,263

EQUITY ONE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2009 and 2008
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31		December 31,
	2009	2008	2009	2008
REVENUE:
Minimum rent	$53,120	$43,898	$210,068	$181,998
Expense recoveries	14,617	13,252	57,968	51,761
Percentage rent	163	98	1,679	1,901
Management and leasing services	359	467	1,675	1,789
Total revenue	68,259	57,715	271,390	237,449
COSTS AND EXPENSES:
Property operating	19,969	17,353	78,078	64,198
Rental property depreciation and amortization	16,549	10,802	62,131	45,438
General and administrative	9,815	9,614	38,835	31,957
Total costs and expenses	46,333	37,769	179,044	141,593
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	21,926	19,946	92,346	95,856

OTHER INCOME AND EXPENSE:
Investment income	120	2,169	10,155	10,220
Equity in (loss) income in unconsolidated joint ventures	(51)	(137)	(88)	108
Other income	93	251	1,503	967
Interest expense	(18,026)	(14,273)	(73,450)	(60,851)
Amortization of deferred financing fees	(385)	(361)	(1,520)	(1,629)
Gain on acquisition of controlling interest in subsidiary	635	-	27,501	-
Gain on sale of real estate	-	3,030	-	21,542
(Loss) Gain on extinguishment of debt	(50)	1,145	12,345	6,473
Impairment loss	(369)	(4,855)	(369)	(37,497)
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS:	3,893	6,915	68,423	35,189

Income tax benefit (provision) of taxable REIT subsidiaries	2,755	(1,088)	5,017	(1,015)
INCOME FROM CONTINUING OPERATIONS	$6,648	$5,827	$73,440	$34,174

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	15	310	808	1,391
Gain (loss) on disposal of income producing properties	1,754	(6)	7,127	(557)
INCOME FROM DISCONTINUED OPERATIONS	1,769	304	7,935	834

NET INCOME	$8,417	$6,131	$81,375	$35,008

Net loss attributable to noncontrolling interest	889	-	2,442	-
NET INCOME ATTRIBUTABLE TO EQUITY ONE	$9,306	$6,131	$83,817	$35,008

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$0.09	$0.08	$0.91	$0.46
Discontinued operations	0.02	0.00	0.09	0.01
	$0.11	$0.08	$1.00	$0.47

Number of Shares Used in Computing Basic Earnings per Share	86,006	76,070	83,290	74,075

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.08	$0.08	$0.89	$0.46
Discontinued operations	0.02	0.00	0.09	0.01
	$0.10	$0.08	$0.99	$0.47
Number of Shares Used in Computing Diluted Earnings per Share	86,616	76,074	83,857	74,098

Note: Diluted EPS for the year ended December 31, 2009 does not foot due to the mathematical rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to Equity One to Funds from Operations

The following table reflects the reconciliation of FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands)		(In thousands)

Net income attributable to Equity One	$9,306	$6,131	$83,817	$35,008
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	14,975	10,825	56,057	45,586
(Gain) loss on disposal of depreciable real estate	(85)	(3,024)	1,673	(21,027)
Pro rata share of real estate depreciation from unconsolidated joint ventures	377	419	1,436	810
Funds from operations	$24,573	$14,351	$142,983	$60,377

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Earnings per diluted share attributable to Equity One	$0.10	$0.08	$0.99	$0.47
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.17	0.14	0.67	0.62
(Gain) loss on disposal of depreciable real estate	-	(0.04)	0.02	(0.28)
Pro rata share of real estate depreciation from unconsolidated joint ventures	-	-	0.02	0.01
Net adjustment for unvested shares and noncontrolling interest (1)	0.01	0.01	0.01	(0.01)
Funds from operations per diluted share	$0.28	$0.19	$1.71	$0.81

(1)
Includes net effect of (a) an adjustment for unvested awards of share-based payments with rights to receive dividends or dividend equivalents and (b) an adjustment related to the possible share issuance in the fourth quarter of 2010 pursuant to the DIM stock exchange agreement.